Exhibit 99.1

FOR RELEASE December 8, 2008

StanCorp Financial Group, Inc. Elects Mary F. Sammons to Board of Directors

PORTLAND, Ore. — December 8, 2008 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) has elected Mary F. Sammons to its Board of Directors.

Sammons has been Chief Executive Officer of Rite Aid Corporation since 2003 and has served as Chairman of the Rite Aid Board of Directors since June, 2007. Prior to joining Rite Aid as President and Chief Operating Officer in 1999, she served as President and Chief Executive Officer of Fred Meyer Stores, Inc., which was purchased by The Kroger Company.

Sammons is a member of the Executive Committee of the National Association of Chain Drug Stores, the chain drugstore industry’s trade association, and President of the Rite Aid Foundation.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Equities, StanCorp Real Estate, and StanCorp Trust Company — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.4 million customers nationwide as of September 30, 2008, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its website at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and/or future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s latest Annual Report on form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Bob Speltz

(971) 321-3162

E-mail: bspeltz@standard.com